                                                                                                                                                                            Filed pursuant to Rule 433

                                                                                                                                                                       Registration No. 333-131627

                                                                                                                                                                                           February 25, 2008

      FINAL TERM SHEET

   Dated: February 25, 2008

Issuer:	Whirlpool Corporation
Size:	$500,000,000
Maturity:	March 1, 2013
Coupon (Interest Rate):	5.500%
Yield to Maturity:	5.552%
Spread to Benchmark Treasury:	T+260bps
Benchmark Treasury:	UST 2.875% Notes due January 31, 2013
Benchmark Treasury Price and Yield:	99-20¾; 2.952%
Interest Payment Dates:	Semi annually on March 1 and September 1, beginning September 1, 2008
Redemption Provision:	None
Price to Public:	99.775%
Settlement Date:	February 28, 2008
Ratings:	Baa2 / BBB / BBB
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com or by calling Greenwich Capital Markets, Inc. toll-free 1-866-884-2071 or you may e-mail a request to offeringmaterials@rbsgc.com.